EXHIBIT 14.1

Michigan Commerce Bancorp Limited

Code of Ethical Business Conduct

[______] 2009

          CODE OF ETHICAL BUSINESS CONDUCT  INDEX

Dear Fellow Employees,

The Company and its affiliated institutions have become leaders in community banking. Together we have developed a reputation of providing high-quality financial services with a personal touch. We are proud of our reputation in the communities in which we live and do business. We are equally proud of the employees who assist in delivering superior results on our shareholders' investment.

Our continued reputation depends on each of us delivering on our promises and fulfilling our responsibilities. Our shareholders rely on our decisions, which protect and enhance their investment. Our customers count on us to provide them financial services with honesty and integrity. Our employees count on being treated with the honesty, respect, and fairness we all deserve. Our communities look to us to be responsible citizens.

Although we take pride in our current business conduct and ethical practices, the following Code of Ethical Business Conduct is a summary and reminder of our commitment to conduct all that we do with honesty and integrity. By each of us fulfilling our shared responsibilities, we ensure our continued personal and corporate growth and success.

______________________
Chairman

I.	CODE OF CONDUCT AND ETHICAL STANDARDS OF BEHAVIOR

All employees share responsibility for our success. Our success is dependent upon the fulfillment of our obligations to our shareholders, customers, communities, and each other. Our commitment to each other should reflect a willingness to recognize the intrinsic value of our fellow employees, customers, and fellow citizens, without tolerating illegal or unethical practices.

This Code of Ethical Business Conduct reflects our commitment to high ethical practices and the sharing of responsibility for maintaining those practices among employees. The Code of Ethical Business Conduct is for the benefit of our fellow employees, our customers, shareholders and the community at large. Fundamental to the personnel policies and practices that implement our Code of Ethical Business Conduct is our insistence that our business be conducted in an environment of mutual respect. Many of these policies are based upon laws and regulations, others upon widely held philosophical and ethical principles. Violation of these policies may result in discipline, including termination. At no time should the policies and procedures contained herein be considered as altering the "At Will" employment of all employees.

Each employee shares the responsibility to comply not only with the plain language of these policies and applicable laws, but to embrace the spirit and purposes of these policies in our business and interpersonal conduct.

If a law conflicts with a policy in this Code, you must comply with the law; however, if a local custom or policy conflicts with this Code, you must comply with the Code. If you have any questions about these conflicts, you should ask your supervisor how to handle the situation.

It is not our intention, nor desire, to oversee each employee's daily activities; nor can this Code of Ethical Business Conduct include all circumstances that may arise. Each employee shares the burden and responsibility to see that all of our conduct is appropriate.

II.	CODE OF ETHICAL BUSINESS CONDUCT

Compliance with Laws, Rules and Regulations

Obeying the law, both in letter and in spirit, is the foundation on which this Company's1 ethical standards are built. All employees must respect and obey the laws of the cities, states and countries in which we operate. Although not all employees are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel.

Protection and Proper Use of Company Assets

All employees should endeavor to protect the Company's assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company's profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Company equipment should not be used for non-Company business, though incidental personal use may be permitted.

The obligation of employees to protect the Company's assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy. It could also be illegal and result in civil or even criminal penalties.

Giving or Accepting Gifts and Hospitality

The Crime Control Act of 1984 makes it a felony for an Institution (or bank holding company) employee to accept gifts in exchange for favorable treatment in an Institution transaction. It is a felony to accept gifts having values of $1,000 or more; accepting smaller gifts is a misdemeanor.

Whoever as an officer, director, employee, agent, or attorney of a financial institution, solicits or demands for the benefit of any person, or accepts or agrees to accept, anything of value from any person, intending to be influenced or rewarded in connection with any business or transaction of such institution; shall be fined not more than $1,000,000 or three times the value of the item given, offered, promised, solicited, demanded, accepted, or agreed to be accepted, whichever is greater; imprisoned not more than 30 years; or both.

1 The terms "Institution," "Corporate" or "Company" as used throughout this Code of Ethical Business Conduct and Corporate Personnel Manual encompass all holding Companies and affiliate Institutions unless otherwise noted.

If the value of the item given, offered, promised, solicited, demanded, accepted, or agreed to be accepted does not exceed $1,000, the employee shall be fined under this title or imprisoned not more than one year, or both.

Payments to Government Personnel

The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country.

In addition, the U.S. government has a number of laws and regulations regarding business gratuities which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. The Company's Law Department can provide guidance to you in this area.

Harassment-Free Workplace

The Company is committed to maintaining a work environment in which activities and employment opportunities are based on your ability and performance. Our commitment includes the preservation of a productive climate free from unlawful harassment based on an individual's gender, race, color, national origin, age or other protected status. No person will be discriminated against because of race, creed, color, age, religion, national origin, sex, marital status, military status, or other protected status. This prohibition includes discrimination arising from a mental or physical disability that does not prevent the individual from performing the essential functions of their job, with or without reasonable accommodation. If you should need an accommodation in order to perform your job, or any task assigned to you, then you should notify your supervisor at once. Such notification must be in writing in order to preserve your rights under applicable state laws.

The Company has zero tolerance for discriminatory treatment or harassment. The Company has established policies and procedures for employees and ex-employees to follow should they feel their rights have been violated. These procedures are fully set forth in our Corporate Personnel Manual and can be obtained directly from the Human Resources Services Department at 222  Washington Square North, Lansing, MI 48933.

Corporate Accounting Practices

The Company will maintain accounting and internal control systems and records consistent with Generally Accepted Accounting Principles (GAAP), as well as applicable laws and regulations, in order to provide reasonable assurance that the

Company's assets are safeguarded against loss, and that the Company's financial records are reliable for preparing financial statements.

Recently, it has become apparent that GAAP is subject to diverse definitions. Michigan Commerce Bancorp Limited's (“MCBL”) financial statements are audited by an independent auditing firm. In addition, each of the affiliated entities are subject to an independent audit. MCBL represents that its financial statements accurately represent the financial condition of the corporation and, in all material respects, may be relied upon by the general public, investors, shareholders and regulatory agencies.

Employee Complaint Procedures
 for Accounting and Audit Matters

Any employee of MCBL may submit a good faith complaint regarding accounting or auditing matters to the management of MCBL without fear of dismissal or retaliation of any kind. MCBL is committed to achieving compliance with all applicable securities laws and regulations, accounting standards, accounting controls and audit practices. MCBL’s Audit Committee will oversee treatment of employee concerns in this area.

In order to facilitate the reporting of employee complaints; MCBL’s Audit Committee has established the following procedures for (1) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters ("Accounting Matters") and (2) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Receipt of Employee Complaints

•	Employees with concerns regarding Accounting Matters may report their concerns to the General Counsel of MCBL.
•	Employees may forward complaints on a confidential or anonymous basis to the General Counsel through a hotline, E-mail or regular mail:

Michigan Commerce Bancorp Limited
Attn: General Counsel
222 North Washington Square, Suite One
Lansing, MI 48933
[____ __________]

Scope of Matters Covered by These Procedures

These procedures relate to employee complaints relating to any questionable accounting or auditing matters, including, without limitation, the following:

•	fraud or deliberate error in the preparation, evaluation, review or audit of any financial statement of MCBL;
•	fraud or deliberate error in the recording and maintaining of financial records of MCBL;
•	deficiencies in or noncompliance with MCBL internal accounting controls;
•	misrepresentation or false statement to or by a senior officer or accountant regarding a matter contained in the financial records, financial reports or audit reports of MCBL; or
•	deviation from full and fair reporting of MCBL’s financial condition.

Treatment of Complaints

•
Upon receipt of a complaint, the General Counsel will (i) determine whether the complaint actually pertains to Accounting Matters and (ii) when possible, acknowledge receipt of the complaint to the sender.

•
Complaints relating to Accounting Matters will be reviewed under Audit Committee direction and oversight by the General Counsel, Internal Audit or such persons as the Audit Committee determines to be appropriate. Confidentiality will be maintained to the fullest extent possible, consistent with the need to conduct an adequate review.

•	Prompt and appropriate corrective action will be taken when and as warranted in the judgment of the Audit Committee.
•
MCBL will not discharge, demote, suspend, threaten, harass or in any manner discriminate against any employee in the terms and conditions of employment based upon any lawful actions of such employee with respect to good faith reporting of complaints regarding Accounting Matters, or otherwise as specified in Section 806 of the Sarbanes-Oxley Act of 2002.

Reporting and Retention of Complaints and Investigations

•
The General Counsel will maintain a log of all complaints, tracking their receipt, investigation and resolution and shall prepare a periodic summary report thereof for the Audit Committee. Copies of complaints and such log will be maintained accordingly with MCBL’s policy.

Corporate Opportunities

Employees, officers and directors are prohibited from taking for themselves personally opportunities that are discovered through the use of corporate property, information or position without the consent of the Board of Directors. No employee may use corporate property, information, or position for improper personal gain, and no employee may compete with the Company directly or indirectly. Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

Involvement with Outside Business Entities

Acceptance of outside employment and participation in the affairs of outside organizations must be reported to the Human Resources Services Department or President. Outside employment must not conflict in any way with the employee's responsibilities.